EXHIBIT 10.2

RAIT FINANCIAL TRUST

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of December 14, 2016 (the “Effective Date”), by and between RAIT Financial Trust, a Maryland real estate investment trust (the “Company”) and Scott F. Schaeffer (“Consultant”).

WHEREAS, Consultant served as the Chief Executive Officer and Chairman of the Board of Trustees of the Company; and

WHEREAS, in connection with the transactions contemplated by that certain Securities and Asset Purchase Agreement, dated September 27, 2016, by and among the Company, RAIT TRS, LLC, Jupiter Communities, LLC, the RAIT Selling Stockholders (as defined therein), Independence Realty Trust, Inc. (“IRT”) and Independence Realty Operating Partnership, LP (the “Purchase Agreement”), Consultant resigned from his positions with the Company; and

WHEREAS, the Company wishes to engage Consultant to provide transitional consulting services for a period of one (1) year following his resignation; and

WHEREAS, the Company and Consultant desire to memorialize the terms of Consultant’s engagement with the Company.

NOW THEREFORE, in consideration of the mutual promises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

1.Consulting Services.  The Company retains Consultant and Consultant agrees to provide advisory and consulting services to the Company and its subsidiaries (the “Consulting Services”) as may reasonably be requested.

2.Performance.  Consultant agrees to render the Consulting Services to the Company, its subsidiaries or its designee, (i) at such reasonably convenient times and places as further set forth in Section 4(a), (ii) under the general supervision of the Company, and (iii) on a best efforts basis.  Consultant will comply with all rules, procedures and standards promulgated from time to time by the Company with regard to Consultant’s access to and use of the Company’s property, information, equipment and facilities.

3.Compensation.

(a)In consideration for the Consulting Services rendered by Consultant to the Company, the Company agrees to pay Consultant an aggregate fixed amount of three hundred seventy-five thousand dollars ($375,000) (the “Fee”). The parties acknowledge and agree that the compensation set forth herein represents a fair value for the Consulting Services.

(b)The Fee shall be paid to Consultant monthly in twelve (12) equal installments of thirty-one thousand, two hundred fifty dollars ($31,250).

(c)Consultant shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, travel or other costs or expenses incurred in connection with the performance of the Consulting Services, in accordance with the Company’s expense reimbursement policies and procedures.

(d)Only compensation that is allowable under applicable law shall be due and payable by the Company.  Any payments made to Consultant which are later disallowed, reduced, regulated or declared unlawful shall be promptly returned by Consultant to the Company.  Any penalties or interest incurred by the Company as a result of such disallowed, reduced, regulated or unlawful payments shall be reimbursed by Consultant.

4.Representations, Warranties and Covenants.

(a)The Company understands that Consultant shall perform the Consulting Services while serving as the Chief Executive Officer of IRT.  Consultant represents and warrants that he is free to perform the Consulting Services while working for IRT and that his work as a Consultant for the Company will not violate any commitments that he has made to IRT. Consultant will arrange to provide the Consulting Services in such manner and at such times that the Consulting Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party, including but not limited to IRT.

(b)Consultant further represents, warrants and covenants that:

(i)he has the full right, power and authority to enter into this Agreement, to grant the rights granted herein, and to perform fully all of his obligations hereunder;

(ii)entering into this Agreement with the Company and performance of the Consulting Services hereunder do not, and will not, conflict with or result in any breach or default under any other agreement to which Consultant is subject, and during the Term (as defined herein), Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement;

(iii)he shall refrain from unethical conduct and perform the Consulting Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and Consultant shall devote sufficient time, effort and resources as may reasonably be deemed necessary to ensure that the Consulting Services are performed in a timely and reliable manner;

(iv)he shall perform the Consulting Services in compliance with all applicable federal, state, and local laws and regulations; and

(v)he shall comply with Section 5 and Section 6 of the Separation Agreement by and between Executive and the Company, dated December 14, 2016 (the “Separation Agreement”).

(c)The Company hereby represents and warrants that:

(i)it has the full right, power and authority to enter into this Agreement, to grant the rights granted herein, and to perform fully all of its obligations hereunder; and

(ii)the execution of this Agreement by its representative, whose signature is set forth on the signature page hereto, has been duly authorized by all necessary corporate action.

5.Third Party Confidential Information.  Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with the performance of any of the Consulting Services.

6.Confidentiality.  Consultant is party to that certain Third Amended and Restated Employment Agreement, entered into as of August 4, 2011, by and between the Company and Consultant, as amended (the “Employment Agreement”).  The parties agree that Sections 5.2 (Developments) and 5.3 (Confidentiality) of the Employment Agreement shall apply as long as Consultant is providing Consulting Services to the Company, and any post‑termination obligations contained in Sections 5.2 and 5.3 of the Employment Agreement shall begin at termination or expiration of this Agreement.

7.Term and Termination.

(a)The term of this Agreement shall commence on the Second Closing Date (as defined in the Purchase Agreement) and continue for a period of one year thereafter (the “Term”), unless earlier terminated by either party pursuant to this Section 7. Any extension of the Term shall be subject to mutual written agreement between the parties.

(b)If either party breaches, in any material respect, any of its material obligations under this Agreement, in addition to any other right or remedy and provided that such breach is not cured within thirty (30) days after receipt by the breaching party of written notice of the breach, the non-breaching party may terminate this Agreement.

(c)The Company may terminate this Agreement immediately at any time upon written notice to Consultant in the event of a breach of this Agreement by Consultant which cannot be cured (i.e., breach of the confidentiality obligation).

(d)The Company may terminate this Agreement without cause upon seven (7) days’ written notice to Consultant. In the event of termination pursuant to this Section 7(d), the Company shall pay Consultant any unpaid portion of the Fee.

(e)Upon expiration or termination, neither the Company nor Consultant will have any further obligations under this Agreement, except: (i) the liabilities accrued through the date of termination and (ii) the obligations under Sections 6, 8, 10, 13, 15, 17 and 18 and this Section 7(e) shall survive.  Upon expiration or termination, and in any case upon the Company’s request, Consultant shall immediately return to the Company all tangible confidential and/or proprietary information, including all copies and reproductions thereof.

8.Insider Trading.  Company consultants are prohibited from trading in the Company’s stock or other securities while in possession of material, non-public information about the Company. In addition, Company consultants are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell the Company’s stock or other securities on the basis of material, non-public information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as immediate termination of this Agreement.

9.Independent Contractor.  All Consulting Services will be rendered by Consultant as an independent contractor, and this Agreement does not create an employer-employee relationship between the Company and Consultant.  Consultant shall not be considered an employee of the Company, regardless of his classification under common law principles.  The Company shall have no obligation to treat Consultant as an employee for purposes of fringe or employee benefit participation, coverage or entitlement.  Specifically, the Company shall have no obligation to provide Consultant with any form of fringe or employee benefit, including without limitation, health or other insurance coverage, retirement benefits, paid sick or vacation leave, other paid or unpaid leave or other such benefits that may be available to employees of the Company, and Consultant hereby waives any right or entitlement thereto. Consultant will not in any way represent himself to be an employee, officer, partner, joint venturer, or agent of the Company.  Consultant is not authorized to make any representation, contract, or commitment on behalf of the Company.

10.Taxes.  The Company shall report all amounts paid to Consultant pursuant to this Agreement to the U.S. Internal Revenue Service. Consultant shall pay all required taxes on compensation paid to him under this Agreement.  Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, and laws related to the payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. The Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf.

11.Assignability and Binding Effect.  The Consulting Services to be rendered by Consultant are personal in nature.  Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder.  In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any other natural person.  The Company may assign its rights and/or delegate its obligations hereunder to a subsidiary or any affiliate or any successor in interest. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

12.Headings.  The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

13.Notices.  Written notices shall be hand delivered or sent by registered or certified mail, return receipt requested, or by electronic mail to the following or to such other address of which either party has given the other written notice:

If to the Company:

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Attention: Scott L.N. Davidson, Chief Executive Officer

If to Consultant:

To Scott F. Schaeffer at the address on file with the Company

14.No Modification.  This Agreement may be changed only by a writing signed by authorized representatives of both parties.

15.Severability. In the event that any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect.  If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

16.Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to its subject matter and supersedes all previous written or oral representations, agreements and understandings between the parties, except that the Separation Agreement and the other agreements referenced therein shall remain in full force and effect. In the event of any inconsistency between this Agreement and any other agreements between Consultant and the Company, the statements in such other Agreement shall control, as applicable, except that this Agreement shall control with respect to Consultant’s engagement by the Company to provide the Consulting Services. This Agreement provides for full payment for all services to be rendered by Consultant to the Company, and the Company shall not be liable to Consultant, other than to the extent and in the amounts expressly provided herein.

17.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to the principles thereof relating to the conflict of laws.

18.Remedies.  Consultant agrees that, in addition to any other rights and remedies available to the Company for any breach or threatened breach by Consultant of Consultant’s obligations hereunder, the Company will be entitled to enforcement of Consultant’s obligations hereunder by whatever means are at the Company’s disposal, including court injunction.

19.Waiver.  The failure by a party to this Agreement to assert any and all of its rights upon any breach of this Agreement by the other party shall not be deemed a waiver of such rights, either with respect to such breach or any subsequent breach, nor shall any waiver be implied from the acceptance of any payment or service. No written waiver of any right shall extend to or affect any other right such party may possess, nor shall such written waiver extend to any subsequent similar or dissimilar breach.

20.Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

RAIT FINANCIAL TRUST

By: /s/ Scott L.N. Davidson
Name: Scott L.N Davidson
Title: President

CONSULTANT

/s/ Scott F. Schaeffer
Scott F. Schaeffer

[Signature Page to Schaeffer Consulting Agreement]